Exhibit 99.1

Rice Energy Announces Utica Shale Well Results; Provides Operational Update

CANONSBURG, PA – June 2, 2014 – Rice Energy Inc. (NYSE: RICE) today reported that it has successfully tested the company’s first Utica Shale well in central Belmont County, Ohio. In addition, Rice has strategically added to its firm transportation portfolio, providing increased market access for its growing production profile. Finally, Rice’s borrowing base under its revolving credit facility was increased to $385.0 million.

Bigfoot 9H Production Test

We are pleased to announce the production test results of our first operated Utica Shale well, the Bigfoot 9H. After five days of flowback, the Bigfoot 9H stabilized at a rate of 41.69 MMcf/d of gas on a 33/64” choke with flowing casing pressures of 5850 psi. Based upon a gas composition analysis, the heat content is 1086 Btu and therefore will not require processing. We own an approximate 93% working interest in the well, which has an effective lateral length of 6,957 feet and was completed with a 40-stage frac. We anticipate first production by early July and will produce the well into sales through our restricted choke program.

Toby Rice, Chief Operating Officer, commented, “This Bigfoot test is a significant step towards validating the production potential of the Utica Shale in central Belmont County, where we control more than 46,000 net acres. We are especially pleased to deliver these strong results to the landowners of Belmont County, who have believed in us from the beginning. Our 2014 Ohio program is off to a great start, and we look forward to continuing our methodical development of this world-class asset.”

Firm Transportation on Rockies Express Pipeline

To further ensure the deliverability of our Utica Shale production, we have entered into a precedent agreement for 175,000 MMBtu/d firm transportation on the Rockies Express Pipeline beginning in June 2015 for a term of 20 years. The Rockies Express Pipeline will provide us with greater access to Gulf Coast and Midwest markets. With this capacity, our firm transportation and firm sales portfolio will cover approximately 818,000 MMBtu/d in 2015 and 921,000 MMBtu/d in 2016. We expect to enter into a firm transportation services agreement and satisfy other customary conditions precedent to our receiving the referenced capacity in the near term.

Redetermined Borrowing Base

In connection with our third amended and restated credit agreement effective April 2014, our borrowing base was subsequently redetermined and increased to $385.0 million. This increase provides us with greater financial flexibility to develop our prolific Appalachian assets.

Participation in Upcoming Conferences

We plan to participate in the following energy conferences and investor events:

June 2-3: RBC’s 2014 Global Energy and Power Conference—New York, NY

June 4: DUG East – Pittsburgh, PA

June 16-17: Sterne Agee Executive Summit – Boston, MA

The presentations will be made available on our website at www.riceenergy.com.

About Rice Energy

Rice Energy Inc. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin. For more information, please visit our website at www.riceenergy.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than historical facts included in this release, that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as our future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Certain of our wells are named after superheroes and monster trucks, some of which may be trademarked.

Despite their size and strength, our wells are in no manner affiliated with such superheroes or monster trucks.

Contact:

Gray Lisenby, Chief Financial Officer

(832) 708-3431

Gray.Lisenby@RiceEnergy.com

Julie Danvers, Director of Investor Relations

(832) 708-3437

Julie.Danvers@RiceEnergy.com